Exhibit 8.2

[FORM OF ACCURACY OPINION]

February 29, 2008

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard

Los Angeles, CA 90028

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof), filed with the Securities and Exchange Commission (the “S-4 Statement”) of Macrovision Corporation, a Delaware corporation (“Macrovision”), relating to the proposed merger of Galaxy Merger Sub, Inc., a Delaware corporation (“Galaxy Merger Sub”), with and into Gemstar-TV Guide International, Inc., a Delaware corporation (“Gemstar”), with Gemstar surviving the merger, and the proposed merger of Mars Merger Sub, Inc., a Delaware corporation (“Mars Merger Sub”), with and into Macrovision, with Macrovision surviving the merger, pursuant to the Agreement and Plan of Merger, dated as of December 6, 2007, by and among Gemstar, Macrovision, Saturn Holding Corp., a Delaware corporation, Galaxy Merger Sub and Mars Merger Sub (as amended through the date hereof).

We have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences” in the S-4 Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the S-4 Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,